UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
 _______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 30, 2015

Nuvel Holdings, Inc.
(Exact name of Registrant as Specified in its Charter)

Florida	0-53878	27-1230588
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

20 S. Santa Cruz Avenue, Suite 300
 Los Gatos, California 95030
 (Address of Principal Executive Offices including Zip Code)

(408) 234-3808
 (Registrant’s Telephone Number, including Area Code)

___________________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTERY INTO A MATERIAL DEFINITIVE AGREEMENT;

ITEM 5.02       DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS;
                          COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

On July 30, 2015, Jay Elliot resigned from his position as a director of Nuvel Holdings, Inc. (the “Company” or “Nuvel”). Mr. Elliot’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. A copy of the resignation letter from Mr. Elliot to the Company is filed herewith as Exhibit 17.1.  On July 30, 2015, Mr. Elliot and the Company entered into a separation agreement (the “Separation Agreement”).  A copy of the Separation Agreement is filed herewith as Exhibit 10.1. The Separation Agreement provides for Mr. Elliot’s resignation from all of his positions with the Company and also includes a general release in favor of the Company.  The Separation Agreement also requires the Company to pay Mr. Elliot $73,012.86 in installments and for a perpetual non-exclusive, non-transferrable license for $1.00 per year to iMedgo, Inc. (the “Licensee”) to use the vSOS software platform owned by the Company until such date when the Licensee is dissolved, liquidated, or becomes subject to a voluntary or involuntary bankruptcy.  The description of the terms and conditions of the Separation Agreement is qualified in its entirety by reference to Exhibit 10.1 filed herewith.

On July 30, 2015, Mr. Richard Resnick and Mr. James L. Mandel were appointed as members of the Company’s Board of Directors.

Richard Resnick, age 49, is currently the Company’s Acting Chief Executed Officer. Mr. Resnick has served in various capacities for AT&T from 2003 to 2013.  Most recently from 2012 to 2013, Mr. Resnick served as the Senior Vice President of AT&T where he led the National Business Markets organization. This premise-based sales force was responsible for selling all products under the AT&T portfolio to over 70,000 clients.  Mr. Resnick served as the Senior Vice President of Global Service Management for AT&T from 2009 to 2012.  From 2006 to 2009 Mr. Resnick served as the Senior Vice President of Global Network Field Operations for AT&T.  From 2003 to 2006 Mr. Resnick served as the President of AT&T Mexico in Mexico City. Mr. Resnick brings an extensive amount of IT, Networking and Telecommunications industry knowledge to Nuvel. He has had the opportunity of working across a host of disciplines including Enterprise Sales, Network Operations, Customer Care as well as International Operations.  Mr. Resnick graduated from University of California Irvine with a degree in Economics and Management Sciences in 1988.

Mr. Resnick is a party to a consulting agreement with the Company as described in the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2015 and annexed thereto as Exhibit 10.1, both of which are incorporated by reference herein.  In April 2015, the Board of Directors authorized the issuance of warrants to Mr. Resnick to purchase 8,513,078 shares of the Company’s $.001 par value per share common stock with a five year term at a $0.20 exercise price for professional services rendered by Mr. Resnick (the “Warrants”). The Warrants were issued to Mr. Resnick on June 30, 2015.  Mr. Resnick does not have any direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

James Mandel, age 59 is the President and Chief Executive Officer of OrangeHook, Inc. a Minnesota corporation (“OrangeHook”). Mr. Mandel is also currently the Chief Executive Officer of Agilivant, LLC, an international pre-paid debit card and SaaS application organization that the Company intends to invest in. Previously, Mr. Mandel was President and Chief Executive Officer of Multiband Corporation, a technical services company with approximately 4,000 employees and $325,000,000 in annual sales revenue. Multiband was sold to Goodman Networks in August 2013 for approximately $120,000,000 in cash. Mr. Mandel continued in his role as CEO until July 2014. His background also includes being the Vice President of Systems for Grand Casinos, where his duties involved managing the system design, development, installation and on-going maintenance for the 2,000 room, $507,000,000 Stratosphere Hotel, Casino and Tower in Las Vegas. He formerly served as a Chairman of the Board of Directors for CorVu Corporation, an international software development company which was sold in June of 2007, and currently serves as a director for GeoSpan Corporation, a geo-spatial mapping corporation that operates nationally and is based in Minneapolis, Minnesota. Mr. Mandel also formerly served as a director for Western Capital Resources.  Mr. Mandel received his degree of a Bachelor of Science from the University of Colorado at Boulder.

On October 24, 2014, the Company entered into a letter of intent with OrangeHook. Pursuant to the Letter of Intent, the Company and OrangeHook will merge or combine their assets, with the Company as the surviving corporation (the “Transaction”).  It is contemplated that OrangeHook shareholders will own approximately 85% of the Company and the pre-Transaction Nuvel shareholders will own approximately 15% of the Company, which is subject to adjustment by negotiation of the parties. To date, OrangeHook has provided $521,249 as bridge financing to the Company, in the form of an unsecured loan to assist the Company in completing the necessary filings with the SEC such that it will be current in its reporting. The loans bear interest at 2% per annum and mature in one year.  There can be no assurance that the Transaction will be successful.

Currently, there are no compensatory arrangements with Mr. Mandel for his services as director.

ITEM 9.01   FINANCIAL STATEMENTS AND E0XHIBITS.

(d)     Exhibits

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement between Nuvel Holdings Inc. and Jay Elliot.

17.1	Letter dated July 30, 2015 from Jay Elliot to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   August 4, 2015

NUVEL HOLDINGS, INC.
(Registrant)

By:  /s/   Richard Resnick
Name:    Richard Resnick
Title:      Acting Chief Executive Officer